Catalyst Funds

Amendment Number 4 to the Investment Company Services Agreement

On behalf of its series,

SBM Strategic Income Fund and SBM Value Fund

This Amendment Number 4, dated February 28, 2008 to Investment Company Services Agreement ("Agreement") dated April 28, 2006 between the Catalyst Funds, an Ohio Business Trust and Matrix Capital Group, a New York Corporation, is adopted to provide the following:

Schedule C of the Agreement is hereby amended to provide for the addition of the SBM Strategic Income Fund and SBM Value Fund; and

Schedule B of the Agreement is hereby amended to provide for the following fee for the SBM Strategic Income Fund and SBM Value Fund.

Annual per Fund Fee of:

$20,000 PLUS an asset based fee that declines as the aggregate assets of the Fund increase:

0.250% of the Fund’s assets from $0 to $50,000,000
0.200% of the Fund’s assets from $50,000,000 to $100,000,000
0.150% of the Fund’s assets from $100,000,000 to $200,000,000

0.100% of the Fund’s assets from $200,000,000 and above

Compliance Services – per Fund	$ 18,000

All portions of the Agreement not specifically amended herein shall remain in full force and effect.

/s/ Jerry Szilagyi___________

Jerry Szilagyi, Trustee

Catalyst Funds

/s/ Christopher Anci____________

Christopher F. Anci, President

Matrix Capital Group, Inc.

685498.1